Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2003 RESULTS

•	Lower telecom spending continues to hit sales, earnings
•	Company stays focused on improving operations, costs, margins

GALION, Ohio, November 5, 2003 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the third quarter ended September 30, 2003.

PECO II reported net sales of $8.5 million in the quarter, compared with $17.9 million in the third quarter of 2002. The Company also reported a net loss of $4.1 million, or $0.19 per diluted share, for the quarter, compared with a net loss of $19.5 million, or $0.92 per diluted share, for the third quarter of 2002. Last year’s third-quarter net loss included noncash charges of $10.0 million.

Net sales for the first nine months of 2003 were $29.5 million, compared with $51.3 million in the comparable prior-year period. The net loss was $33.9 million, or $1.60 per diluted share, for the nine-month period this year, compared with a net loss of $31.8 million, or $1.48 per diluted share, for the same period in 2002. The nine-month 2003 net loss includes a $1.1 million impairment charge related to excess real estate listed for sale in the first quarter of 2003 and $17.6 million of impairment charges incurred in the second quarter of 2003. The nine-month 2002 net loss included $11.8 million of impairment charges.

“We continue to feel the impact of the softness in capital spending by our telecom customers,” said James L. Green, president and chief executive officer. “Accordingly, we remain focused on re-engineering operations and reducing overhead costs to better align costs and revenue. At the same time, we are accelerating efforts to bring more cost-effective and valued products to our customers. This has required continuing expenditures in engineering, which offset some of our cost-reduction efforts.

“Very encouragingly, the slight uptick that we enjoyed in equipment sales allowed us to add to our production staff. Overall, however, we experienced a net reduction in personnel, bringing our total staff to 369 associates from 391 at the end of the second quarter.”

PECO II, Inc. Third-quarter Fiscal 2003 Results/2

R&D expenses of $845,000 for the third quarter of 2003 represented a 63 percent decrease from $2.3 million a year earlier, while the $2.1 million in SG&A expenses represented a 54.7 percent decrease from $4.7 million in the third quarter of 2002.

Sales backlog for the 2003 third quarter declined $0.1 million to $4.9 million from the reported backlog of the second quarter of 2003. The book-to-bill ratio was 1.0 for the quarter, compared with 0.8 in the second quarter. The backlog mix changed, with the equipment backlog showing a 167 percent increase in the third quarter to $3.0 million while the service sector decreased 50 percent to $1.9 million.

Cash used in operating activities in the 2003 third quarter was $1.2 million, primarily due to operating losses, but was offset by accounts receivables and inventory reductions. The Company had $150,000 in capital expenditures for the quarter, and capital expenses are expected to be negligible for the full year.

The sale of the Nashua (N.H.) facility was finalized in August, resulting in an unrealized gain of $279,555. A condition of the sale was the leaseback of space to house the Company’s field service department. The gain will be recorded over the 36-month rental contract term. The Company paid off the bond for the Nashua facility, and $3.1 million of restricted cash related to industrial revenue bonds was moved to short-term investments.

Business Outlook

Green observed that capital expenditures for the telecommunications industry “are looking for solid ground on which to grow.”

“Most of our customers now have positive cash flow after aggressively deleveraging their balance sheets and are gradually developing the ability to restart capital investments to satisfy their ever-expanding markets,” he said. “At the same time, however, execution risks remain high and we believe any meaningful increase in spending will be slow.”

“For PECO II, a single order won or lost may create a deviation from the norm for the immediate period. For example, in the third quarter we lost an order from one customer, resulting in lower services revenue, but won orders from another customer, resulting in higher equipment revenue. Both are reflected in our backlog going into the fourth quarter and will carry over into our fourth-quarter revenue and subsequent results. Therefore, we have to be careful not to read too much into our third-quarter numbers, as the total revenue outlook in the short term remains essentially flat.”

Green added, “We continue to believe that we can meet our liquidity needs for the foreseeable future through our working capital and cash from assets held for sale. Our re-engineering program is creating operational improvements, reducing overhead and gradually improving margins. We believe this, coupled with our product cost-reduction program, will enable us to reach our financial performance objectives.”

PECO II, Inc. Third-quarter Fiscal 2003 Results/3

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, November 5, 2003, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com and www.vcall.com. To listen to the call, go to either Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Third-quarter Fiscal 2003 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales:
Product	$4,164	$9,417	$14,235	$23,138
Services	4,349	8,444	15,246	28,183

	8,513	17,861	29,481	51,321

Cost of goods sold:
Product	4,242	11,582	15,714	27,106
Inventory impairment	—	8,000	8,633	8,000
Service	5,360	8,220	17,785	26,357

	9,602	27,802	42,132	61,463

Gross margin:
Product	(78)	(10,165)	(10,112)	(11,968)
Services	(1,011)	224	(2,539)	1,826

	(1,089)	(9,941)	(12,651)	(10,142)

Operating expenses:
Research, development and engineering	845	2,263	3,078	8,192
Selling, general and administrative	2,141	4,725	8,097	14,924
Impairment of product segment machinery and equipment.	—	—	3,300	—
Impairment of service segment goodwill and other intangibles	—	—	5,700	—
Real estate impairment	—	2,000	1,096	2,000

	2,986	8,988	21,271	25,116

Loss from operations	(4,075)	(18,929)	(33,922)	(35,258)
Interest income (expense), net	9	69	61	304

Loss before income taxes and before cumulative effect of accounting change	(4,066)	(18,860)	(33,861)	(34,954)
Provision (benefit) for income taxes	—	678	54	(4,990)

Loss before cumulative effect of accounting change	(4,066)	(19,538)	(33,915)	(29,964)
Impairment of manufacturing segment goodwill	—	—	—	(1,835)

Net loss	$(4,066)	$(19,538)	$(33,915)	$(31,799)

Net loss per common share before cumulative effect of accounting change
Basic	$(0.19)	$(0.92)	$(1.60)	$(1.39)

Diluted	$(0.19)	$(0.92)	$(1.60)	$(1.39)

Net loss per common share:
Basic	$(0.19)	$(0.92)	$(1.60)	$(1.48)

Diluted	$(0.19)	$(0.92)	$(1.60)	$(1.48)

Weighted average common shares outstanding:
Basic	21,241	21,195	21,187	21,496

Diluted	21,241	21,195	21,187	21,496

PECO II, Inc. Third-quarter Fiscal 2003 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,229	$25,674
Accounts receivable	5,398	7,802
Inventories	10,098	18,738
Prepaid Expenses and other current assets	762	1,170
Refundable and deferred income taxes	—	12,500
Assets held for sale	9,664	8,405
Restricted Cash	7,077	137

Total Current Assets	51,228	74,426
Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	4,598	11,462
Machinery and equipment	9,709	9,833
Furniture and fixtures	7,764	8,485

	22,325	30,034
Less-accumulated depreciation	(13,311)	(9,181)

Property and equipment, net	9,014	20,853
Other Assets
Goodwill and other intangibles, net	7,842	13,542
Long term notes receivable	5	35

Total Assets	$68,089	$108,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$—	$—
Current portion of industrial revenue bonds	6,080	9,425
Capital leases payable	217	316
Accounts payable	1,824	2,799
Accrued compensation expense	1,288	1,587
Other accrued expenses	5,617	7,638
Accrued income taxes	578	613

Total current liabilities	15,604	22,378

Long-term Liabilities:
Capital leases payable, net of current portion	556	691

Total long-term liabilities	556	691
Shareholders’ Equity:
Common shares	2,816	2,816
Additional paid-in capital	111,027	111,335
Retained deficit	(59,875)	(25,960)
Treasury shares	(2,039)	(2,404)

Total shareholders’ equity	51,929	85,787

Total Liabilities and Shareholders’ Equity	$68,089	$108,856